NEWS
RELEASE

2010-17

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL ANNOUNCES FULL REDEMPTION OF 6 5/8% SENIOR NOTES DUE 2011

HOUSTON, TEXAS, November 22, 2010—Frontier Oil Corporation (“Frontier”) (NYSE: FTO) announced today that it will redeem all $45.5 million of the outstanding principal amount of its 6 5/8% Senior Notes due 2011 (CUSIP 35914PAH8) (the “Notes”) on December 23, 2010, the redemption date.

The redemption price is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes to, but not including, the redemption date.  The redemption is being made pursuant to the terms of the Notes with the proceeds from Frontier’s recently issued 6 7/8% Senior Notes due 2018.

A notice of redemption containing information required by the terms of the indenture governing the Notes is being distributed by Wells Fargo Bank, N.A., the trustee under the Indenture governing the Notes.  Questions regarding the redemption should be directed to Wells Fargo Bank, N.A. by telephone at 800-344-5128 or by facsimile at 612-667-6282.

Frontier operates a 135,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in neighboring plains states.  Information about Frontier may be found on its web site at www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future events and operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Frontier expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Frontier based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Frontier. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

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